Exhibit 10.1

January 17, 2013

To:	Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: 650-808-6000
Facsimile: 650-808-6095

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-6770
Facsimile: 704-208-2869

Re:	Base Capped Call Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“BofA”) and Theravance, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.              This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of January 24, 2013 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”) relating to the USD 250,000,000 principal amount of 2.125% Convertible Subordinated Notes due 2023 (the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed.  The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2.              The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 17, 2013

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “THRX”).

Number of Options:

The number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities (excluding any “Option Securities” (as defined in the Underwriting Agreement (as defined below)))..For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty.

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Optional Entitlement:	35.9903.

Strike Price:	USD 27.79.

Cap Price:	As provided in Annex A to this Confirmation.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Market

Related Exchange:	All Exchanges

Excluded Provisions:	Section 4.01(e) and Section 4.12 of the Indenture.

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, excluding Convertible Securities that are Excluded Convertible Securities (such Convertible Securities, other than those excluded as set forth above, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised. Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to the 95th Scheduled Trading Day immediately preceding the “Final Maturity Date” (as defined in the Indenture).

Expiration Date:	The second “Business Day” immediately preceding the “Final Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, BofA shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies BofA in writing prior to 5:00 PM, New York City time, on the second “Business Day” immediately preceding the “Final Maturity Date” (each as defined in the Indenture) (the “Exercise Notice Deadline”) of the aggregate number of Options being exercised hereunder (such notice, a “Notice of Exercise”); provided that, notwithstanding the above, if Counterparty fails to give such Notice of Exercise by the Exercise Notice Deadline in respect of any exercise of Options hereunder but Counterparty subsequently delivers such Notice of Exercise prior to 5:00 PM, New York City time, on the fifth “Business Day” following the “Final Maturity Date” (each as defined in the Indenture) (the “Extended Exercise Notice Deadline”), such Notice of Exercise shall be effective and the Calculation Agent may make appropriate adjustments to reflect any additional losses, costs or expenses actually incurred by BofA as a result of BofA receiving the notice after the Exercise Notice Deadline. For the avoidance of doubt, if Counterparty fails to deliver a Notice of Exercise prior to the Extended Exercise Notice Deadline in respect of any exercise of Options hereunder, BofA’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and delivery of a Notice of Exercise following such Extended Exercise Notice Deadline shall not cure such failure. Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

BofA’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by BofA.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:

BofA will deliver to Counterparty, on the Settlement Date, a number of Shares equal to the product of (i) the number of Net Shares multiplied by (ii) the number of Options validly exercised or deemed exercised hereunder.

On the Settlement Date, BofA will pay to Counterparty cash in lieu of any fractional Share that would otherwise be deliverable hereunder, valued at the Relevant Price for the last Trading Day of the Conversion Reference Period.

Net Shares:

In respect of any Option validly exercised or deemed exercised relating to any conversion of a Convertible Security, a number of Shares equal to the sum of the quotients, for each Trading Day during the Conversion Reference Period, of (I) (A) the quotient (the “Daily Share Number”) of (1) the Option Entitlement on such Trading Day divided by (2) the number of Scheduled Trading Days in the Conversion Reference Period multiplied by (B) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Trading Day is equal to or greater than the Cap Price, (2) the amount by which the Relevant Price on such Trading Day exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if the Relevant Price on such Trading Day is less than or equal to the Strike Price, divided by (II) such Relevant Price, subject to “Consequences of Disrupted Days” below; provided that the aggregate number of Net Shares for any Convertible Security shall not exceed the quotient of the Applicable Limit divided by the Applicable Limit Price for such Convertible Security.

Applicable Limit:

With respect to any conversion of a Convertible Security, the excess, if any, of (i) the product of (a) the number of Shares delivered by Counterparty to the holder of such Convertible Security, multiplied by (b) the Applicable Limit Price over (ii) USD 1,000.

Applicable Limit Price:

With respect to any conversion of a Convertible Security, the opening price as displayed under the heading “Op” on Bloomberg page THRX <equity> (or any successor thereto) on the date that Counterparty delivers Shares to the holder of such Convertible Security.

Trading Day:	Any Scheduled Trading Day that is not a Disrupted Day in full.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Consequences of Disrupted Days:

If a Disrupted Day occurs during the Conversion Reference Period, the Calculation Agent may extend the Conversion Reference Period; provided that if the Conversion Reference Period would otherwise be extended beyond the eighth Scheduled Trading Day following the “Final Maturity Date” (as defined in the Indenture) on account of any Market Disruption Event, BofA may elect in its discretion that such eighth Scheduled Trading Day shall be deemed to be a Trading Day notwithstanding such Market Disruption Event, in which case the Relevant Price on such Scheduled Trading Day shall be the market value per Share as determined by the Calculation Agent in a commercially reasonable manner. If any Scheduled Trading Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall determine whether (i) such Scheduled Trading Day is a Disrupted Day in full or (ii) such Scheduled Trading Day is a Disrupted Day only in part, in which case the Relevant Price for such Scheduled Trading Day shall be determined by the Calculation Agent based on transactions in the Shares on such Scheduled Trading Day taking into account the nature and duration of the relevant Market Disruption Event, and the Daily Share Numbers for the Trading Days in such Conversion Reference Period shall be adjusted in a commercially reasonable manner by the Calculation Agent. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to the Transaction.

Relevant Price:

On any Trading Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page THRX.Q <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Trading Day (or if such volume-weighted average price is unavailable at such time or is manifestly incorrect, the market value of one Share on such Trading Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method), subject to “Consequences of Disrupted Days” above. The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Date:

The date three “Business Days” (as defined in the Indenture) following the final Scheduled Trading Day of the Conversion Reference Period; provided that the Settlement Date will not be prior to the second Exchange Business Day immediately following the date Counterparty provides the Notice of Exercise prior to 5:00 PM, New York City time.

Conversion Reference Period:

The 90 consecutive Trading Days beginning on, and including, the 92nd Scheduled Trading Day immediately prior to the “Final Maturity Date” (as defined in the Indenture), subject to “Consequences of Disrupted Days” above.

Other Applicable Provisions:

To the extent BofA is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions,

BofA may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 4.06(a) of the Indenture that results in an adjustment under the Indenture (any such event or condition, an “Adjustment Event”), the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction and shall adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such Adjustment Event; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price; provided further that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to the last sentence of Section 4.06(a) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.  Promptly following the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.  For the avoidance of doubt, BofA shall not have any delivery obligation hereunder in respect of any “Distributed Securities” delivered by Counterparty pursuant to the first sentence of the third paragraph of Section 4.06(a)(iii) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the second sentence of the second paragraph of Section 4.06(a)(v) of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any “Business Combination” (as defined in the Indenture).

Consequences of Merger Events and Tender Offer:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, (i) upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Section 4.01(e) or Section 4.12 of the Indenture; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this clause (i) so that the fair value of the Transaction to BofA (taking into account a commercially reasonable hedge position) is not adversely affected as a result of such adjustment; and provided further that if, with respect to a Merger Event, (A) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (B) the Counterparty to the Transaction following such Merger Event will not be a corporation or will not be the Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) may apply at BofA’s sole discretion; and (ii) in such event or in the event of a Tender Offer, the Calculation Agent shall adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price.

Consequences of Announcement Events:

Upon the occurrence of an Announcement Event, the Calculation Agent will adjust the Cap Price as appropriate (including, for the avoidance of doubt, increasing the Cap Price as a result of an event such as the one described in part (iii) of the definition of Announcement Event below, if appropriate), to preserve the fair value of the Transaction to BofA.

Announcement Event:

(i) The public announcement of any Merger Event or Tender Offer or the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Counterparty of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to or cancellation or termination of a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (in each case, whether such announcement is made by Counterparty or a third party, so long as, in each case, such announcement relates to a transaction with respect to which (x) the Issuer or its board of directors is recommending to its shareholders that they approve the relevant Merger Event or participate in the relevant Tender Offer, as the case may be or (y) the Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders and does not recommend to its shareholders that they reject such transaction prior to the first Trading Day in the Conversion Reference Period or any earlier date of termination or cancellation, in whole or in part, of the Transaction).

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) is hereby amended by (w) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (x) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (y) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating,” after the word “obligations” in clause (Y) thereof and (z) adding the following proviso at the end thereof: “provided that such party has used good faith efforts to utilize alternative Hedge Positions that would avoid such illegality or increased cost, as long as (i) such party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, or any increase in margin or capital requirements) in doing so and (ii) the acquisition, holding and disposition of such Hedge Positions would not violate any applicable law, rule, regulation or policy of such party, as reasonably determined, in each case, by such party”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by adding the following language immediately following clause (B) thereof:

“; provided that the Hedging Party has used good faith efforts to utilize alternative Hedge Positions that would avoid such inability to hedge, as long as (i) the Hedging Party would not incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, or any increase in margin or capital requirements) in doing so and (ii) the acquisition, holding and disposition of such Hedge Positions would not violate any applicable law, rule, regulation or policy of the Hedging Party, as reasonably determined, in each case, by the Hedging Party”;

(ii) Section 12.9(a)(v) of the Equity Definitions is hereby further amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(iii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:

Applicable; provided that, solely for the purpose of Section 12.9(a)(vi) of the Equity Definitions, the phrase “a materially increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee” shall mean an increase in such amount by at least 50 basis points, as compared with circumstances existing on the Trade Date. For the avoidance of doubt, if an Increased Cost of Hedging occurs, the corresponding Price Adjustment (as such term is used in Section 12.9(b)(vi) of the Equity Definitions) will take into account the full amount of the increased cost, as compared with circumstances existing on the Trade Date.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA

Determining Party:	For all applicable Extraordinary Events, BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

BofA, unless an Event of Default of the type set forth in Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to BofA, in which case the Calculation Agent shall be a nationally recognized third-party dealer in over-the counter corporate equity derivatives selected by the Counterparty. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request from either party, the Calculation Agent will promptly provide to the other party a statement displaying in reasonable detail the basis for such determination or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

BofA Payment Instructions:	Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012334-61892

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of BofA for the Transaction is: New York

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attention:	John Servidio
Telephone:	646-855-7127
Facsimile:	704-208-2869

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attn:	General Counsel
Telephone:	650-808-6000
Facsimile:	650-808-6095

Address for notices or communications to BofA:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	John Servidio
Telephone:	646-855-7127
Facsimile:	704-208-2869

7.              Representations, Warranties and Agreements:

(a)         In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i)                       On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                    During (x) the Conversion Reference Period and (y) in the event an Early Termination Date is designated due to an Additional Termination Event as a result of an Excluded Conversion Event, a period starting on or about such Early Termination Date as reasonably determined by Dealer and notified to Counterparty (an “Early Termination Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(iii)                 On the Trade Date and on each day during the Conversion Reference Period and any Early Termination Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through BofA.

(iv)                Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v)                   Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)                Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request.

(vii)             Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)          Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)                On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code

(Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x)                   Counterparty is not aware of any state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of BofA or its affiliates owning or holding (however defined) Shares.

(xi)                The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated as of January 17, 2013, between the Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to BofA as if set forth herein.

(xii)             Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(xiii)          Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(b)         Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c)          Each of BofA and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)         Counterparty agrees and acknowledges that BofA is a “financial institution,”  “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)          Counterparty shall deliver to BofA an opinion of counsel, dated as of the Effective Date and reasonably acceptable to BofA in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8.              Other Provisions:

(a)         Additional Termination Events.  The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 8.01(a) of the Indenture, which has resulted in the Convertible Securities becoming due and payable prior to the “Final Maturity Date” (as defined in the Indenture), (ii) an Amendment Event or (iii) an Excluded Conversion Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of an Excluded Conversion Event (A) BofA shall designate an Early Termination Date, (B) the Transaction shall be subject to termination only in respect of a number of Options equal to the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event and (C) the amount payable with respect to such termination shall not be greater than the product of (1) the number of such Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event multiplied by (2) the Applicable Limit with respect to such Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event.  For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event, the Determining Party (as defined in the Agreement) shall assume that (x) the relevant Excluded Convertible Securities shall not have been converted and remain outstanding, (y) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to Section 4.01(e) of the Indenture and (z) in the case of an Induced Conversion, any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred.  In addition, if a Fundamental Change Repurchase Event occurs, (A) Counterparty will promptly notify BofA in writing of such Fundamental Change Repurchase Event and the number of Convertible Securities repurchased and cancelled in such Fundamental Change Repurchase Event (any such notice, a “Fundamental Change Repurchase Notice”), (B) receipt by BofA of any such Fundamental Change Repurchase Notice shall constitute an Additional Termination Event with respect to which the terminated portion of the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and (C) upon receipt of any such Fundamental Change Repurchase Notice, BofA shall promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which in no event shall be earlier than the related settlement date for such Convertible Securities), with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (i) the number of such Convertible Securities specified in such Fundamental Change Repurchase Notice and (ii) the Number of Options as of the date BofA designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with a Fundamental Change Repurchase Event, the Determining Party (as defined in the Agreement) shall assume that (x) the Convertible Securities repurchased in such Fundamental Change Repurchase Event shall not have been repurchased and remain outstanding and (y) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to Section 4.01(e) of the Indenture.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate or any provision governing adjustments thereto, conversion settlement dates or the period during which the Convertible Securities may be converted), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of BofA.

“Excluded Conversion Event” means any conversion of any Excluded Convertible Securities.  Counterparty will notify BofA of such conversion within two Scheduled Trading Days of the relevant “Conversion Date” (as defined in the Indenture).

“Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the “Conversion Rate” (as defined in the Indenture) effected by Counterparty (whether pursuant to Section 4.12 of the Indenture or otherwise) that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.

“Fundamental Change Repurchase Event” means any repurchase and cancellation of Convertible Securities pursuant to Section 3.02 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture).

(b)         Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If BofA shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), BofA shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless (i) Counterparty gives irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, date of the relevant Announcement Event, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, of its election that the Share Termination Alternative shall not apply and (ii) Counterparty remakes the representation set forth in Section 7(a)(i) as of the date of such election.  For the avoidance of doubt, if the Share Termination Alternative does not apply, the provisions set forth under “Consequences of Merger Events” above, Sections 12.6, 12.7 and/or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply, without regard to this Section 8(b).

Share Termination Alternative:

If applicable, BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to BofA at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c)          Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of BofA based on the advice of counsel, any Shares (the “Hedge Shares”) acquired by BofA for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by BofA without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to BofA, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if BofA, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to BofA, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Hedge Shares from BofA), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from BofA at the Relevant Prices on such Exchange Business Days, and in the amounts, requested by BofA.

(d)         Amendment to Equity Definitions.  The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e)          Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall notify BofA (any such notice, a “Repurchase/Adjustment Notice”) promptly following any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the “Conversion Rate” (as such term is defined in the Indenture) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase/Adjustment Notice will be greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase/Adjustment Notice (or, in the case of the first such Repurchase/Adjustment Notice, greater than the Notice Percentage as of the date hereof (calculated as if any Other Capped Call Confirmation

(as defined below) had been entered into as of such date)), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase/Adjustment Notice.  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of the Number of Shares and the “Number of Shares” under any confirmation (an “Other Capped Call Confirmation”), substantially similar to this Confirmation (except for the “Trade Date,” “Effective Date” and “Number of Options” thereunder), entered into by the parties hereto within 30 days of the Trade Date and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide BofA with a Repurchase/Adjustment Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless BofA, its affiliates and their respective directors, officers, employees, agents and controlling persons (BofA and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of BofA.

(f)           Transfer and Assignment.  Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, BofA may condition its consent on any of the following, without limitation: (i) the receipt by BofA of opinions and documents reasonably satisfactory to BofA in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to BofA with respect to any legal and regulatory requirements relevant to BofA, and (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above.  In addition, BofA may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates, (ii) any entities sponsored or organized by, or on behalf of or for the benefit of BofA or (iii) any person of credit quality equivalent to BofA.  At any time at which any Excess Ownership Position or a Hedging Disruption exists, if BofA, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to BofA such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, BofA may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that BofA so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 7.5%, (ii) BofA or any “affiliate” or “associate” of BofA would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) BofA, BofA Group (as defined below) or any person whose ownership position would be aggregated with that of BofA or BofA Group (BofA, BofA Group or any such person, a “BofA Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a BofA Person, or could result in an adverse effect on a BofA Person, under Applicable Laws, as determined by BofA in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that BofA and any of its affiliates or any other person subject to aggregation with BofA, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which BofA is or may be deemed to be a part (BofA and any such affiliates, persons and groups, collectively, “BofA Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g)          Staggered Settlement.  BofA may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)                       in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the Conversion Reference Period) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates or delivery times; and

(ii)                    the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(h)         Right to Extend.  BofA may postpone or add, in whole or in part, any Trading Day or Days during the Conversion Reference Period or any Settlement Date or any other date of valuation or delivery by BofA, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the number of Net Shares), if BofA determines, in its reasonable discretion and in the case of (ii) below, based on advice of counsel, that such extension is reasonably necessary or advisable to (i) preserve BofA’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if there has been a material decline in such liquidity conditions since the Trade Date) or (ii) enable BofA to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if BofA were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA.

(i)             Adjustments.  For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j)            Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k)         Designation by BofA.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA obligations in respect of the Transaction and any such designee may assume such obligations.  BofA shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l)             No Netting and Set-off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m)     Equity Rights.  BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n)         Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the final Settlement Date, BofA and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) BofA and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of BofA and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(o)         Early Unwind.  In the event the sale by Counterparty of the “Initial Securities” (as defined in the Underwriting Agreement) is not consummated with the underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on January 24, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than the tenth “Business Day” (as defined in the Underwriting Agreement) thereafter) (January 24, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of BofA and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to BofA an amount in cash equal to the aggregate amount of reasonable costs and expenses relating to the unwinding of BofA’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by BofA or its affiliates in connection with such hedging activities).  Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  BofA and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(p)         Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(q)         No Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty would otherwise owe to BofA an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty would otherwise owe to BofA, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(r)            Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s)           Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by BofA) correctly sets forth the terms of the agreement between BofA and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 704-208-2869.

Yours faithfully,

BANK OF AMERICA, N.A.

		By:	/s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Title: Managing Director

Agreed and Accepted By:

THERAVANCE, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

Annex A

Cap Price:	USD 38.00.

Premium:	USD 32,000,000.